TEXAS PACIFIC LAND TRUST

1700 Pacific Avenue
Suite 1670
Dallas, Texas 75201

TRUSTEES: Maurice Meyer III Joe R. Clark John R. Norris III	Telephone (214) 969-5530	ROY THOMAS General Agent DAVID M. PETERSON Assistant General Agent

NEWS RELEASE

Texas Pacific Land Trust (TPL)

FOR IMMEDIATE RELEASE

DALLAS, TEXAS, September 30, 2004 — Texas Pacific Land Trust reported today that it has closed its previously announced contracts for the sale of approximately 1,400 acres of land near El Paso, Texas for aggregate consideration of $19,234,300. The Trust noted that land sales vary widely from year to year and quarter to quarter, and that these sales should not be considered indicative of the volume of land sales that may be expected in any future period. Total land sales for the year 2003 were $1,629,191 and for 2002, $3,050,784.

The Trust also announced that the Board of Trustees has declared a special dividend of $1.75 per sub-share certificate, payable October 14, 2004 to holders of record at the close of business on October 8, 2004.

This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Trust’s future operations and prospects, the markets for real estate in the areas in which the Trust owns real estate, applicable zoning regulations, the markets for oil and gas, production limits on prorated oil and gas wells authorized by the Railroad Commission of Texas, expected competition, management’s intent, beliefs or current expectations with respect to the Trusts’ future financial performance and other matters. We assume no responsibility to update any such forward-looking statements.